EXHIBIT 99.1

AVX Corporation Announces Preliminary Third Quarter Results

GREENVILLE, S.C. – January 27, 2015 -- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the third quarter ended December 31, 2014.

Chairman and Chief Executive Officer, John Gilbertson, stated, “The quarter was not as active as last year as revenue was impacted by conservative customer inventory management, a modest holiday season and currency movement. AVX’s operations continued to perform well during the quarter as we focused on advanced components with better margin opportunity and implemented stringent cost controls. Gross margin improved to 24.5% in the quarter ended December 31, 2014 compared to 19.6% in the quarter ended December 31, 2013.  We anticipate an increase in electronic applications and increased new product introductions in many markets during the next year.”

For the quarter ended December 31, 2014, net sales were $321.7 million and net income was $39.0 million, or $0.23 per diluted share, compared to net sales of $346.2 million and net income of $31.4 million, or $0.19 per diluted share, for the quarter ended December 31, 2013.

For the nine months ended December 31, 2014, net sales were $1,037.7 million and net income was $124.3 million or $0.74 per diluted share, compared to net sales of $1,091.4 million and net income of $87.9 million, or $0.52 per diluted share, for the nine months ended December 31, 2013.

Chief Financial Officer, Kurt Cummings, stated, “We continued to generate positive cash flows from operations and use our resources to enhance shareholder value by paying increased dividends totaling $17.6 million in the quarter. With cash, cash equivalents and short and long-term investments in securities of $990.8 million and no debt at December 31, 2014, the Company has the resources to expand operations and invest in our future.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX Corporation and Subsidiaries

Consolidated Condensed Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2014	2013	2014
Net sales	$346,211	$321,687	$1,091,375	$1,037,681
Cost of sales	278,445	243,010	883,812	786,054
Gross profit	67,766	78,677	207,563	251,627
Selling, general & admin. expense	32,193	28,290	91,389	85,548
Profit from operations	35,573	50,387	116,174	166,079
Other income, net	1,625	2,325	2,869	3,600
Income before income taxes	37,198	52,712	119,043	169,679
Provision for taxes	5,764	13,759	31,136	45,334
Net income	$31,434	$38,953	$87,907	$124,345

Basic income per share	$0.19	$0.23	$0.52	$0.74
Diluted income per share	$0.19	$0.23	$0.52	$0.74

Weighted average common shares outstanding:
Basic	168,428	168,164	168,554	168,117
Diluted	168,700	168,442	168,734	168,375

AVX Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	December 31,
	2014	2014
Assets
Cash and cash equivalents	$460,674	$330,573
Short-term investments in securities	413,615	510,129
Accounts receivable, net	208,445	183,012
Inventories	550,518	535,944
Other current assets	135,471	182,707
Total current assets	1,768,723	1,742,365
Long-term investments in securities	25,000	150,139
Property, plant and equipment, net	235,725	208,438
Goodwill and other intangibles	280,786	276,925
Other assets	74,754	24,405

TOTAL ASSETS	$2,384,988	$2,402,272

Liabilities and Stockholders' Equity
Accounts payable	$94,634	$72,064
Income taxes payable and accrued expenses	67,300	200,135
Total current liabilities	161,934	272,199
Other liabilities	175,369	47,116

TOTAL LIABILITIES	337,303	319,315

TOTAL STOCKHOLDERS' EQUITY	2,047,685	2,082,957

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,384,988	$2,402,272

This Press Release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this Press Release are forward-looking. The forward-looking information may include, among other information, statements concerning our outlook for fiscal year 2015, overall volume and pricing trends, cost reduction and acquisition strategies and their anticipated results, expectations for research and development, and capital expenditures. There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect management's expectations and are inherently uncertain. The forward-looking information and statements in this Press Release are subject to risks and uncertainties, including those discussed in our Annual Report on Form 10-K for fiscal year ended March 31, 2014, that could cause actual results to differ materially from those expressed in or implied by the information or statements herein. Forward-looking statements should be read in context with, and with the understanding of, the various other disclosures concerning the Company and its business made elsewhere in this Press Release as well as other public reports filed by the Company with the SEC. You should not place undue reliance on any forward-looking statements as a prediction of actual results or developments.

Any forward-looking statements by the Company are intended to speak as of the date thereof. We do not intend to update or revise any forward-looking statement contained in this Press Release to reflect new events or circumstances unless and to the extent required by applicable law. All forward-looking statements contained in this Press Release constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934 and, to the extent it may be applicable by way of incorporation of statements contained in this Press Release by reference or otherwise, Section 27A of the United States Securities Act of 1933, each of which establishes a safe-harbor from private actions for forward-looking statements as defined in those statutes.

Contact:

AVX Corporation, Greenville

Kurt Cummings

864-967-9303

finance@avx.com